EXHIBIT 99.3

News from Graham Packaging

Contact:

Donald C. Sarvey
Editorial Enterprises, Inc.

(717) 236-7716

editorialenterprises@earthlink.net

December 4, 2006

FOR IMMEDIATE RELEASE

Graham Packaging names Warren D. Knowlton as chief executive officer; Philip R. Yates to remain chairman

YORK, Pennsylvania, USA— Graham Packaging Holdings Company, the parent company of Graham Packaging Company, L.P., today announced that Warren D. Knowlton has been named chief executive officer of Graham Packaging, effective immediately. Knowlton will also join Graham Packaging’s board of directors.

Philip R. Yates, who has been with Graham Packaging for more than 30 years and has served as chief executive officer since 1998, is retiring as CEO but has agreed to continue with the company as chairman of the board. “I am proud to have led the expansion of Graham Packaging over the past eight years, through both organic and acquisition-led growth, from $500 million in sales to more than $2.5 billion,” Yates said. “We now have the company at a stable base in the wake of the OI Plastics acquisition, and I look forward to supporting Warren Knowlton in his new position and ensuring that our customers continue to receive the service and innovative products that have been a hallmark of our company.”

Joining Knowlton will be Mark Burgess, who has been named chief financial officer of Graham Packaging, effective immediately, succeeding John E. Hamilton, who is leaving after a 22-year career with Graham Packaging to pursue other interests, including his family’s business. He will facilitate the succession with a transition period.

Chinh Chu, senior managing director of The Blackstone Group, majority owner of Graham Packaging, said, “Warren Knowlton and Mark Burgess are extremely talented and experienced executives, and we are excited to have them join Graham Packaging. We would also like to thank Phil Yates and John Hamilton for their many dedicated years of service to Graham Packaging. We are pleased that Phil will be remaining as the company’s chairman.”

Knowlton said, “I am very excited about the opportunity to work with Graham Packaging. It is a first-rate company with a superb customer base and industry-leading technology. This is a great opportunity to unlock the tremendous value in Graham Packaging’s newly created scale.”

Knowlton served as  CEO and executive director of Morgan Crucible PLC, from December 2002 to August 2006. Morgan Crucible is a London Stock Exchange-listed company (FTSE 250) that is a specialty manufacturer of carbon and ceramic products. Prior to joining Morgan, he was an executive director of Pilkington PLC, one of the world’s largest glass-makers. With Pilkington, he first served as president of Global Building Products and then as president of Global Automotive. Knowlton joined Pilkington from Owens-Corning, where he spent 20 years in a variety of positions. He holds a B.S. degree from the College of William and Mary in Virginia, an M.B.A. from the University of Utah, and a J.D. cum laude from the University of Toledo. He was admitted to the Ohio Bar in 1982. Knowlton currently serves as non-executive director of Smith & Nephew PLC, Filtrona PLC, and Ameriprise Financial.

Burgess served as president and CEO, as well as CFO, of Anchor Glass Container Corporation, where he led the company through a successful financial restructuring. He previously served as executive vice president and CFO of Clean Harbors Environmental Services, Inc., and prior to that was at JL French Automotive Castings, Inc. He holds a B.A. in economics from Dickinson College and an M.B.A. from the Fuqua School of Business at Duke University.

Graham Packaging, currently operating with 85 plants worldwide, is a leader in the design, manufacture and sale of technology-based, customized blow-molded plastic containers for the branded food and beverage, household, personal care/specialty, and automotive lubricants product categories.

The company is a leading U.S. supplier of plastic containers for hot-fill juice and juice drinks, sports drinks, drinkable yogurt and smoothies, nutritional supplements, wide-mouth food, dressings, condiments, and beers; the leading global supplier of plastic containers for yogurt drinks; and the number-one supplier in the U.S., Canada, and Brazil of one-quart/one-liter plastic HDPE (high-density polyethylene) containers for motor oil.

The Blackstone Group of New York is the majority owner of Graham Packaging.

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The company’s future operating results will be affected by various uncertainties and risk factors, many of which are beyond the company’s control. For a description of these uncertainties and risk factors, and for a more complete description of the company’s results of operations, see the company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

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